EXHIBIT 99.8

BENEFICIAL OWNER ELECTION FORM

INSTRUCTIONS

The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the offering of shares of common stock (the “Common Stock”) of V.I. Technologies, Inc. (“Vitex”).

This will instruct you whether to exercise Rights to purchase shares of Common Stock distributed with respect to the shares of Common Stock held by you for the account of the undersigned, pursuant to the terms and subject to the conditions set forth in the Prospectus and the related “Instructions For Use of V.I. Technologies, Inc. Rights Certificates.”

Box 1. ☐    Please DO NOT EXERCISE RIGHTS for shares of Common Stock.

Box 2. ☐    Please EXERCISE RIGHTS for shares of Common Stock as set forth below.

	Number of Rights		Subscription Price		Payment
Basic Subscription Privilege:		x	$0.20	=	$	(Line 1)

Total Payment Required				=	$	(Amount in Line 1 must equal total of amounts in Boxes 3 and 4)

Box 3. ☐    Payment in the following amount is enclosed $            .

Box 4. ☐    Please deduct payment from the following account maintained by you as follows:

Type of Account	Account No.

Amount to be deducted:		$

Signature(s) (Joint owners should each sign personally. Where applicable, please indicate your official position or representative capacity.)

Please type or print name(s) below:

Date:                    , 2005